Exhibit 107 Calculation of Filing Fee Table Form S-3 (Form Type) Digital Media Solutions, Inc. (Exact Name of Registrant as Specified in its Charter) Table 1: Newly Registered Securities Security Type Security Class Title Fee Calculation Rule Amount Registered(1) Proposed Maximum Offering Price Per Share(2) Proposed Maximum Aggregate Offering Price Fee Rate Amount of Registration Fee Equity Class A Common Stock, par value $0.0001 per share 457(c) 2,989,090 $1.16 $3,467,344.40 0.0000927 $321.43 Total Offering Amounts $3,467,344.40 $321.43 Total Fee Previously Paid - Total Fee Offsets $0 Net Fee Due $321.43 (1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the shares of Class A common stock, $0.0001 par value per share (the "Class A Common Stock") being registered for resale by the selling stockholders includes such indeterminate number of shares of Class A Common Stock as may be issuable as a result of stock splits, dividends or similar transactions. (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price is based on the average of the high and low sale prices for the Class A Common Stock on August 24, 2022, as reported on the New York Stock Exchange.